Exhibit 99.1

Broadridge Signs Agreement to Acquire Matrix Financial Solutions, the Leading Independent

Provider of Mutual Fund Processing Solutions

Lake Success, New York – November 23, 2010 – As part of its strategy to bring new solutions to the mutual fund industry through its Investor Communications business, Broadridge Financial Solutions (NYSE:BR) has signed an agreement to acquire Matrix Financial Solutions, Inc. for $201 million in cash subject to certain adjustments for Matrix’s net working capital. Matrix is the leading independent provider of mutual fund processing solutions for the defined contribution market, and holds a substantial position in the rapidly growing small- and medium-sized retirement plan segment. Its open architecture solutions enable customers to leverage distribution arrangements with approximately 25,000 mutual funds from nearly 500 mutual fund families.

“The acquisition of Matrix will significantly expand Broadridge’s position as a provider of data and distribution channel solutions to the mutual fund industry,” stated Richard J. Daly, Chief Executive Officer, Broadridge. “It will enable Broadridge to bring Matrix’s unique turnkey retirement solutions to Broadridge’s broker-dealer client base, increase Broadridge’s product offering to the bank trust and third party administrator markets, and will deepen Broadridge’s relationship with nearly 500 mutual fund complexes. Matrix’s reliable, operationally efficient solutions are a natural extension of the core competencies Broadridge has developed over the past four decades.”

Matrix is expected to generate approximately $80 million of revenue during the year ending December 31, 2010. Broadridge anticipates the Matrix acquisition to be neutral to its generally accepted accounting principles (GAAP) net earnings for the remainder of Broadridge’s fiscal year ending June 30, 2011. Broadridge anticipates that it should be approximately $0.09 accretive to its Non-GAAP net earnings, which excludes the annual amortization of acquisition intangibles, and $0.04 accretive to its GAAP net earnings, in its 2012 fiscal year.

“Broadridge is an outstanding acquirer of Matrix,” commented John Moody, Matrix’s President. “Broadridge is a world-class financial technology services company that shares our commitment to exemplary customer service. Broadridge is uniquely positioned to help our third party administrator customers develop business partnerships with broker-dealers to enable their financial advisors to offer 401(k) and other retirement plan solutions that feature best-of-breed open architecture to their wealth-management clients.”

“Broadridge is very pleased to be adding Matrix’s talented associates and high-quality customer base,” said Gerard Scavelli, President, Mutual Fund Solutions, Broadridge. “We are committed to providing Matrix’s customers with independent, open-architecture processing, the highest quality service, and an expanded offering that includes Broadridge’s extensive set of processing and investor communication solutions.”

“The Matrix acquisition emphasizes Broadridge’s commitment to the mutual fund industry and is consistent with our strategy of selectively acquiring closely-related tuck-in businesses where we expect to earn returns on investment in excess of 20% per annum,” stated Mr. Daly. “We remain committed to our balanced capital allocation approach including organic investments, dividends, and opportunistic share repurchases.”

The stock purchase agreement has been approved by the Boards of Directors of both companies. The transaction is expected to close prior to December 31, 2010, subject to the satisfaction of customary closing conditions, including regulatory approvals.

Raymond James & Associates acted as exclusive financial advisor to Matrix in the transaction. Broadridge received strategic advice from Morgan Stanley in connection with the transaction.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

About Matrix

Matrix Financial Solutions is a leading provider of retirement products and services for third party administrators, financial advisors, banks and wealth management professionals. Matrix serves more than 300 financial institutions with over $120 billion in customer assets processed through its trading platform. Based in Denver, Colorado, Matrix combines trust, trading, communications, research and due diligence, asset allocation modeling and technology into one organization with a single focus: to deliver the most streamlined, user-friendly and cost-effective financial services to its customers. The Matrix family of companies includes Matrix Settlement & Clearance Services, MSCS Financial Services, MG Advisory, MG Trust Company, Matrix Communications Technologies and Prima Capital. For more information about Matrix please visit www.matrixfinancialsolutions.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2010 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Media Contact:	Broadridge Media Contact:
Ed Orgon	Arlene Driscoll
The Torrenzano Group	Broadridge Financial Solutions, Inc.
+1 (212) 681-1700, ext. 102	+ 1 (212) 981-1347
ed@torrenzano.com	Arlene.Driscoll@broadridge.com